Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196634) pertaining to the Incentive Award Plan of CareTrust REIT, Inc. and Form S-3 (No. 333-208925) of CareTrust REIT, Inc., of our reports dated February 7, 2016, with respect to the consolidated and combined financial statements and schedule of CareTrust REIT, Inc. and the effectiveness of internal control over financial reporting of CareTrust REIT Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP
Irvine, California
February 7, 2017